

Cecily Brown
(b. 1969)

Offering Circular
sec.gov



17 × 50 in

~14.3% Below Appraised Value

Masterworks has exited 5 other Brown offerings, more than any artist on the platform. Previous returns include 15%, 35%, and 77% annualized net returns. Past performance not indicative of future returns, see Inv. Thesis for further disclosures.

INVESTMENT THESIS

Initial Offering Price
$1,499,000

Pre Acquisition Appraised Value
$1,750,000

Similar Sales | Record Price


$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
05
08
11
14
17
20
23

Price Appreciation of Similar Works
14.3%

Sharpe Ratio (2000-2024)	watch video
Cecily Brown	▲1.26
S&P 500	0.41

14% Progress

INVEST NOW



Cecily Brown
(b. 1969)

Why we like this offering

1. The Artwork is a prime example of Cecily Brown's rich, gestural painting style in a diptych format.
2. Masterworks has exited 5 Cecily Brown offerings to date, more than any other artist on the platform. Previous returns include 15%, 35%, and 77% annualized net returns. In December 2022, Masterworks exited another Brown work similar to the Artwork, realizing a net annualized return of 35.0% to investors in the offering after a 686 day holding period.
3. Auction records for artworks similar in scale, style, and period are led by *Running Scared* (2010), which sold for $2,601,000 at Sotheby's in March 2023, *Untitled* (2007-2008), which sold for $1,740,000 at Christie's in November 2022, and *Beautiful Not Realistic* (2008), which sold for $1,659,421 at Sotheby's in October 2022.
4. 2023 was a record year for the artist's market with $46.6 million of total auction turnover and a mid-career survey at the Metropolitan Museum of Art.
5. The diptych format follows a longstanding tradition in oil painting introduced in the Middle Ages. Diptychs are a recurring format in the artist's practice.
6. Cecily Brown and Gagosian Gallery, her primary gallery at the time, donated the Artwork to the Michael Clark Benefit Sale at Christie's on October 15, 2006, which benefited the Michael Clark Dance Company. The work sold for $297,040 (£160,000), over four times its high estimate of £35,000.

"Annualized net return" or "IRR" refers to the annualized internal rate of return net of all fees and expenses, calculated from the offering closing date to the date the sale is consummated. IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results. For additional information regarding the calculation of IRR for a particular investment in an artwork that has been sold, a reconciliation will be filed as an exhibit to Form 1-U and will be available on the SEC's website at www.sec.gov.

Masterworks has completed 23 exits across their over 400 offerings to date with illustrative annualized net returns of 17.6%, 17.8%, and 21.5%.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$8,216,608	8	$5,800,000

Turnover by Year


38M
28.5M
19M
9.5M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned


Sold
Unsold
24
18
12
6
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price	**$1,499,000**
Offering Circular	sec.gov/edgar

Painting





About Cecily Brown

Cecily Brown (b. 1969, United Kingdom) is one of the most celebrated living British painters and is best-known for combining abstraction and figuration with frenzied and vibrant applications of paint. She moved to New York and distanced herself from the Young British Artists, London's dominant artistic movement, to continue her exploration of the materiality and eroticism of oil paint. In 2023, the Metropolitan Museum of Art mounted the artist's first major museum survey in New York titled Cecily Brown: Death and the Maid.

INVEST NOW

CECILY BROWN

b. 1969, GREAT BRITAIN



$1,499,000

INITIAL OFFERING

14.3% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

20.2% ANNUAL GROWTH OF RECORD PRICE[4]

▲1.26 SHARPE RATIO[3]

17.9% MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Oil on canvas | 17 × 50 in. (43 x 127 cm.)

Cecily Brown is one of the most celebrated living painters and is best-known for combining abstraction and figuration with frenzied and vibrant applications of paint.

The Artwork is a prime example of Cecily Brown's rich, gestural painting style in a diptych format. Cecily Brown appears to have drawn inspiration from the narrative paintings of Flemish Old Masters, like Pieter Bruegel the Elder, by incorporating suggestive figurative imagery into a dense landscape composition. The diptych format follows a longstanding tradition in oil painting introduced in the Middle Ages. Diptychs are a recurring format in the artist's practice. Cecily Brown and Gagosian Gallery, her primary gallery at the time, donated the Artwork to the Michael Clark Benefit Sale at Christie's on October 15, 2006, which benefited the Michael Clark Dance Company. The work sold for $297,040 (£160,000), over four times its high estimate of £35,000. The Artwork is a diptych with two congruent horizontal oil on canvas panels. Although predominantly abstract, the composition suggests a narrative scene with humanistic and animalistic forms emerging from a hilly, outdoor landscape. An allusion to a fence at the center of the composition implies a town or farm scene. The densely applied layers of crimson red, fleshy pink and brown, and smokey gray paint give the work an almost infernal quality. Auction records for artworks similar in scale, style, and period are led by Running Scared (2010), which sold for $2,601,000 at Sotheby's New York on March 9, 2023, followed by Untitled (2007-2008), which sold for $1,740,000 at Christie's New York on November 18, 2022, and Beautiful Not Realistic (2008), which sold for $1,659,421 (£1,487,000) at Sotheby's London on October 14, 2022. The Artwork sold at Christie's London on October 15, 2006, for $297,040 (£160,000).

Cecily Brown is currently represented by Paula Cooper Gallery and Thomas Dane Gallery. She has been the subject of numerous major solo exhibitions at major institutions, including the Metropolitan Museum of Art in New York, Blenheim Palace in Oxfordshire, England, the Louisiana Museum in Denmark, the Museum of Fine Arts in Boston, and the Hirshhorn Museum and Sculpture Center in Washington, D.C. Her work is also represented worldwide in the permanent collections of important cultural institutions, including the Solomon R Guggenheim Museum, the Whitney Museum of American Art, the Brooklyn Museum in New York, the Louisiana Museum in Denmark, the National Gallery of Norway in Oslo, the Tate in London, Glenstone Museum in Potomac, and the Foundation Louis Vuitton in Paris. Since 2017, Brown's secondary market has steadily increased with added traction from her Metropolitan Museum of Art exhibition and a 38 million dollar turnover at auction in 2023, which placed her among the top 50 artists at auction according to Artprice. Moderate auction track-record with 24 years of transaction history and a moderate level of auction volume based on 46.6M in total sales over the previous year ending on December 31, 2023.(2)The artist's auction records are led by Suddenly Last Summer (1999), which sold for $6,776,200 at Sotheby's New York on May 16, 2018, followed by Spree (1999), which sold for $6,583,500 at Sotheby's New York on November 18, 2021, and Free Games for May (2015), which sold for $6,711,450 at Sotheby's New York on May 16, 2023.

THE ARTIST'S AUCTION RECORDS ARE LED BY SUDDENLY LAST SUMMER (1999), WHICH SOLD FOR $6,776,200 AT SOTHEBY'S NEW YORK ON MAY 16, 2018, FOLLOWED BY SPREE (1999), WHICH SOLD FOR $6,583,500 AT SOTHEBY'S NEW YORK ON NOVEMBER 18, 2021, AND FREE GAMES FOR MAY (2015), WHICH SOLD FOR $6,711,450 AT SOTHEBY'S NEW YORK ON MAY 16, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[2]


2601000
1740000
1659421
1287381
1083600
1049684
803084
612500
591000
597923
493495
581000
565000
332369
414506
248109
254500
331556
269000
150311
159639
141204
111750
1/1/2008
1/1/2010
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
Implied Historical Growth

Cecily Brown (b. 1969, United Kingdom) is one of the most celebrated living British painters and is best known for combining abstraction and figuration with frenzied and vibrant applications of paint. In 1993, Brown received her BFA from the Slade School of Art in London, during which she studied abroad at the New York Studio School. A year after graduating, she returned to New York and distanced herself from the Young British Artists, London's dominant artistic movement focused on unconventional materials and concept driven work. In New York, Brown continued her exploration of the materiality and eroticism of oil paint, drawing inspiration from Analytic Cubism, Abstract Expressionism, and old-master paintings as well as contemporary pornography and female sexuality. Her early works incorporated cartoonish figuration into humorous and sensual expressionistic paintings; however, she predominantly abandoned figuration in the 1990s to develop her dynamic gestural brushstrokes. Brown's abstract compositions quickly garnered the attention of acclaimed dealer Jeffrey Deitch, and in 1997, her first major solo exhibition, Spectacle, served as the inaugural exhibition of Deitch Projects. Two years later, the artist signed with global mega-dealer Gagosian Gallery, and in 2015, she changed her representation to Thomas Dane Gallery in London and Paula Cooper Gallery in New York. In 2023, the Metropolitan Museum of Art mounted the artist's first major museum survey in New York titled Cecily Brown: Death and the Maid. Brown continues to live and work in New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Cecily Brown with the following criteria: Works on canvas created since 2000 that measure between 17 inches by 20 inches and 50 inches by 50 inches, excluding works that are stylistically different and works that are overtly figurative, and The Fox and Geese (2008-2011) and Unfurl the Flag (2013) and Bend Sinister (2002) for quality. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.3% CAGR implied from selected sales occurring from October 15, 2006, to March 9, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Cecily Brown has a risk-adjusted appreciation of 1.26. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Cecily Brown have a record price compound annual growth rate ("CAGR") of 20.2% from November 13, 2000 to June 30, 2024. This calculation is based on (i) a record price of $75,000 on November 13, 2000, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,800,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Cecily Brown is 17.9%, which is based on 33 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Cecily Brown was November 14, 2000 and ending on the last date a repeat sale occurred for such artist, which in the case of Cecily Brown was May 17, 2024. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.